Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
4Cable TV International, Inc.
1248 Highway 501 Business
Conway, South Carolina 29526

We hereby consent to the inclusion of our audit report with respect to the financial statements for the fiscal year ended December 31, 2012 of 4Cable TV International, Inc. (f/k/a 4Cable TV Inc.) dated October 4, 2013.

/S/Goldman Accounting Services CPA, PLLC
Goldman Accounting Services CPA, PLLC

August 27, 2014